Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR COMPLETES ATTENDS EUROPE ACQUISITION

(All financial information is in Euro, unless otherwise noted.)

Montreal, March 1, 2012 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced the completion of the acquisition of privately-held Attends Healthcare Limited (“Attends Europe”), manufacturer and supplier of adult incontinence care products in Europe, from Rutland Partners for €180 million, pursuant to a definitive agreement entered into on January 26, 2012.

Attends Europe sells and markets a complete line of branded and private-label adult incontinence care products distributed through several channels, with sales organizations in nine European countries. The company has 413 employees and operates a world-class 374,000 square foot (34,000 square meter) manufacturing facility with eight production lines, a research and development center and a distribution center in Aneby, Sweden, along with distribution centers in Scotland and Germany.

About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and adult incontinence products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a complete line of incontinence care products marketed primarily under the Attends® brand name. Domtar owns and operates ArivaTM, an extensive network of strategically located paper and printing supplies distribution facilities. In 2011, Domtar had sales of US$5.6 billion from nearly 50 countries. The Company employs approximately 9,100 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Annual Report on Form 10-K filed with the SEC as updated by the Company’s latest Quarterly Report on Form 10-Q. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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